SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   Form 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported) - July 12, 1996



                                    PSC Inc.
                                    --------
             (Exact name of Registrant as Specified in its Charter)


                                    New York
                                    --------
                 (State or other jurisdiction of Incorporation)

        0-9919                                           16-0969362
        ------                                           -----------
(Commission File Number)                      (IRS Employer Identification No.)


                    675 Basket Road, Webster, New York 14580
                    ----------------------------------------
                    (Address of Principal Executive Offices)


                                 (716) 265-1600
                                 --------------
              (Registrant's Telephone Number, including Area Code)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


(a)      Financial statements of business acquired.

         See  enclosed  Data  Capture  Group  of   Spectra-Physics  AB  Combined
         Financial Statements as of December 31, 1994 and 1995, and for the three years in the period ended December 31, 1995.

         See enclosed unaudited Combined Statement of Operations for the Data Capture Group of Spectra-Physics AB for the six months ended June 30, 1996 and 1995.

(b)      Pro Forma financial information.

         See enclosed Pro Forma Consolidated Financial Data (Unaudited).

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               PSC Inc.
                                             Registrant)

         Date:    September 23, 1996       By: /s/ William J. Woodard
                                           William J. Woodard
                                           Vice President, Finance & Treasurer



         Date:   September 23, 1996        By: /s/ Scott D. Deverell
                                           Scott D. Deverell
                                           Controller

                 The Data Capture Group of Spectra-Physics AB



                         COMBINED FINANCIAL STATEMENTS
                     as of December 31, 1994 and 1995 and
           for the three years in the period ended December 31, 1995


                 The Data Capture Group of Spectra-Physics AB

                    INDEX to COMBINED FINANCIAL STATEMENTS



                                                                          Page

The Data Capture Group of Spectra-Physics AB:

      Report of Independent Accountants ................................     1
      Combined Balance Sheets at December 31, 1994 and 1995 ............     2
      For the years ended December 31, 1993, 1994 and 1995:
            Combined Statements of Operations ..........................     3
            Combined Statements of Changes in
                Spectra-Physics AB's Investment .......................      4
            Combined Statements of Cash Flows ..........................   5-6
      Notes to Combined Financial Statements ...........................  7-20







The Data Capture Group of Spectra-Physics AB

Coopers &               |
Lybrand                 | a professional services firm


Report of Independent Accountants



The Board of Directors and Shareholders
The Data Capture Group of Spectra-Physics AB:


We have audited the accompanying combined balance sheets of The Data Capture Group of Spectra-Physics AB (the Company), as described in Note 1, as of December 31, 1995 and 1994, and the related combined statements of operations, cash flows and changes in Spectra-Physics AB's investment for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Data Capture Group of Spectra-Physics AB at December 31, 1995 and 1994, and results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


(Coopers & Lybrand, L.L.P.)


Eugene, Oregon
January 26, 1996, except for Notes 3,
  as to which the date is February 9,
  1996



Coopers & Lybrand is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.

The Data Capture Group of Spectra-Physics AB
Combined Balance Sheets
Amounts in thousands, except stock par value, shares issued and outstanding



                           ASSETS                         December 31
                                                     ---------------------

Current Assets:                                          1994       1995
  Cash and cash equivalents ......................    $ 1,749     $ 2,280
  Accounts receivable, net of allowance
     of $359 and $271 in 1995
    and 1994, respectively .......................     11,755      12,466
 Notes receivable ................................          0       1,642
 Inventories .....................................      7,224       8,691
 Deferred tax assets .............................      1,906       1,564
 Other current assets ............................      2,375       2,233
                                                     ---------------------
      Total current assets .......................     25,009      28,876

Property, plant and equipment, net ...............     15,734      15,482
Intangible assets, net ...........................     18,568       2,267
                                                     ---------------------
     Total assets ................................    $59,311     $46,625
                                                     =====================

      LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
 Current portion of long-term debt ...............    $   300    $   300
 Accounts payable and accrued liabilities ........     10,153     12,662
 Deferred revenue ................................        647        846
                                                     ----------------------
     Total current liabilities ...................     11,000     13,808
Long-term debt ...................................      4,100      3,800
Deferred income taxes ............................      2,462      1,279
Other liabilities ................................        240        221
Minority interests ...............................          0      1,647
                                                     ----------------------

     Total liabilities ...........................     17,902     20,755

Commitments and contingencies (Note 11)

Shareholder's equity:
 Spectra-Physics AB's investment .................     41,409     25,870
                                                     ----------------------
     Total liabilities and shareholder's equity ..    $59,311    $46,625
                                                     ======================


The accompanying notes are an integral part of these combined financial statements.

The Data Capture Group of Spectra-Physics AB
Combined Statements of Operations


                                                   Year ended December 31,
                                        ---------------------------------------
                                            1993             1994       1995
                                            ----             ----       ----
                                                    (in thousands)

Net sales ..........................     $ 79,455        $ 88,334      $101,627
Cost of goods sold .................       48,637          55,784        60,188
                                        ---------------------------------------
     Gross profit ..................       30,818          32,550        41,439
                                        ---------------------------------------

Operating expenses:
 Research and development ..........        8,402           7,462         7,856
 Selling, general and administrative       21,423          18,579        20,415
 Corporate overhead allocation .....          281             285           327
 Write-off of in-process technology             0               0           863
 Amortization of acquisition related
     intangibles ...................       24,064          24,064        18,249
                                        ----------------------------------------
     Total operating expenses ......       54,170          50,390        47,710
                                        ----------------------------------------

     Loss from operations ..........      (23,352)        (17,840)       (6,271)
Other expense, net .................          502           2,052         1,072
Minority interests (TXCom) .........            0               0           411
                                        ----------------------------------------

     Loss before income tax benefit
         (expense) .................      (23,854)        (19,892)       (7,754)
Income tax benefit (expense) .......        3,931           2,366        (2,025)
                                        ----------------------------------------
     Net loss ......................     $(19,923)       $(17,526)      $(9,779)
                                        ========================================


The accompanying notes are an integral part of these combined financial statements.

The Data Capture Group of Spectra-Physics AB
Combined Statements of Changes in Spectra-Physics AB's Investment for the years ended December 31, 1993, 1994 and 1995

                                                     Year ended December 31,
                                            ------------------------------------

                                                 1993          1994      1995
                                                 ----          ----      ----
                                                           (in thousands)

Balance, beginning of year .............     $ 82,690      $ 59,797     $41,409

 Net loss ..............................      (19,923)      (17,526)     (9,779)

 Foreign currency translation ..........          226            (5)        280

 Net capital withdrawal ................       (3,196)         (857)     (6,040)
                                            ------------------------------------

Balance, end of year ...................     $ 59,797      $ 41,409     $25,870
                                            ====================================


The accompanying note are an integral part of these combined financial statements.

The Data Capture Group of Spectra-Physics AB
Combined Statements of Cash Flows

                                                       Year ended December 31,
                                                      --------------------------

                                                       1993      1994      1995
                                                       ----      ----      ----
                                                            (in thousands)
Increase (Decrease) in Cash and Cash Equivalents)

Cash flows from operating activities:
 Net loss ........................................   $(19,923)  $(17,526) $(9,779)

 Adjustments to reconcile net loss to net cash
   provided by operating activities:
Depreciation .....................................      3,181      3,305    4,101
Amortization of intangibles ......................     24,412     24,461   18,639
Write-off of in-process technology ...............          0          0      863
Write-off of investment in CECS ..................         61        379      330
Deferred income tax benefit ......................     (3,304)    (2,864)  (1,350)
  Minority interests (TxCom) .....................          0          0      411

  Changes in assets and  liabilities,  net of the
    effect of acquisition of TxCom in 1995:
   Accounts receivable ...........................      3,229     (3,945)     644
   Note receivable ...............................          0          0   (1,642)
   Inventories ...................................        810       (497)    (911)
   Other current assets ..........................       (339)      (913)     224
   Accounts payable and accrued liabilities ......     (2,800)     3,484    1,400
   Deferred revenue ..............................        329        232      165
                                                      ---------------------------
    Net cash provided by operating facilities ....      5,656      6,116   13,095
                                                      ---------------------------
Cash flows from investing activities:
 Purchase or property, plant and equipment .......     (3,414)    (3,721)  (3,824)
 Proceeds from sale of property, plant and
 equipment .......................................        115         12       17
 Investment in minority-owned equipment ..........       (110)      (330)    (330)
 Purchase of TxCom, net of cash acquired .........          0          0   (2,367)
                                                      ---------------------------
    Net cash used in investing activities ........     (3,409)    (4,039)  (6,504)
                                                      ---------------------------
Cash flows used in financing activities:
 Net capital withdrawal by Spectra-Physics AB ....     (3,196)      (857)  (6,504)
Effect of exchange rate changes on cash ..........        226         (5)     280
                                                      ---------------------------

Net increase (decrease) in cash & cash equivalents       (723)     1,215      831
Cash and cash equivalent at beginning of year ....      1,257        534    1,749
                                                      ---------------------------
Cash and cash equivalents at end of year .........    $   534    $ 1,749  $ 2,580
                                                      ===========================


Continued

The Data Capture Group of Spectra-Physics AB
Combined Statements of Cash Flows, Continued

                                                       Year ended December 31,
                                                      --------------------------

                                                         1993    1994    1995
                                                         ----    ----    ----
                                                            (in thousands)
Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for:
 Interest .......................................      $313    $313    $304
 Income taxes ...................................     1,040     498   3,247

Acquisition of TxCom:
 Purchased technology ...........................         0       0   1,273
 In-process technology ..........................         0       0     863
 Goodwill .......................................         0       0     760
                                                          -       -     ---
                                                          0       0   2,896

Tangible assets acquired,
    net of liabilities assumed ..................         0       0   1,923
Deferred income tax liability ...................         0       0    (509)
                                                          -       -    ----
                                                          0       0   4,310

Less cash acquired ..............................         0       0  (1,943)
                                                          -       -  ------
    Net cash paid at acquisition ................         0       0  $2,367
                                                          =       =  ======



The accompanying note are an integral part of these combined financial statements.

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements
(Amounts in thousands)




1.    Organization and Basis of Presentation:

      Organization: The accompanying combined financial statements of The Data Capture Group of Spectra-Physics AB (the Company) include the assets and liabilities at historical cost and operating results and cash flows of the Data Capture Group of Spectra-Physics AB, a Swedish manufacturing company. The Company consists of the operations, assets and liabilities of the Company's sales and manufacturing facilities located in Eugene, Oregon; its various foreign sales and technical support offices located in the United Kingdom, France, Germany, Italy, Australia and Japan; and a 60% investment in T.X.C.O.M. SA (TxCom). The Company designs, manufactures and markets bar code scanners, wireless radio frequency systems and retail automation systems for the use in the worldwide automatic identification and data collection industry.

      In July 1990, Spectra-Physics, Inc. and its subsidiaries (SP) were acquired by Pharos USA, Inc., which is indirectly owned by Pharos AB (now known as Spectra-Physics AB). In 1990, SP managed four distinct operating divisions, one of which was the scanning system division. The transaction was recorded using the purchase method of accounting. Accordingly, a new basis of accounting was established for the Company in 1990 based on an allocation of the purchase price among SP divisions, based upon the present value of estimated future cash flows expected to result from the use of certain assets, resulting in a purchase price in excess of tangible assets acquired less liabilities assumed of $145,900 (see Note 6).

      Basis of Presentation: The combined financial statements have been prepared as if the Company had operated as an independent stand-alone entity for all periods presented. The Company has not had significant borrowings, and there was no allocation of Spectra-Physics AB consolidated borrowings and related interest expense. The Company had engaged in various transactions with Spectra-Physics AB and its affiliates that are characteristic of a group of companies under common control. Throughout the period covered by these combined financial statements, the Company participated in Spectra-Physics AB's centralized cash management system. The Company's operational transactions resulted in amounts receivable from and payable to Spectra-Physics AB which fluctuated over time and such net withdrawals have been presented net in the balance sheet as Spectra-Physics AB's investment in the Company. Significant intercompany balances and transactions within the Company have been eliminated.

      The Company was charged by Spectra-Physics AB for direct costs and expenses associated with its operations which were included in cost of goods sold or selling and administrative expenses, as appropriate. Spectra-Physics AB's administrative costs which are indirectly attributable to the Company, have not been historically charged to the Company. However, these costs have been allocated to the Company in the accompanying financial statements based on the estimated level of effort expended on behalf of the Company. Management believes that such method of allocation is reasonable and reflects a reasonable estimate of the level of expenses that would have been incurred had the Company operated on a stand-alone basis. As shown on the combined statements of operations, "Corporate overhead allocation" consisted of $281, $285 and $327 of such indirect costs for 1993, 1994 and 1995, respectively.


Continued

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

1.    Organization and Basis of Presentation, Continued:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Estimates and Industry Factors:

      Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Technology - The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and changing customer needs. The Company believes that its future success will depend, in part, upon its ability to enhance its current products, to develop new products and systems on a timely and cost-effective basis, and to respond to changing customer needs and technological developments. To date, the Company's revenues have been concentrated in the sale of fixed and handheld scanners. The Company expects that increasing portions of its operations will be devoted to, and revenues will result from, the manufacture and sale of automated data collection systems and product-related services.

      Patents - The Company's success is dependent in part on its ability to continue to have patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others.

      Major Customers - The Company sells to various customers. A major customer represented 10% or more of net sales. One customer represents 24%, 12% and 14% of net sales in 1993, 1994 and 1995, respectively.

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

2.    Summary of Significant Accounting Policies:

      Revenue Recognition: Revenue for sales of the Company's products is recognized upon shipment. In conjunction with these sales, field service maintenance agreements are entered into for certain products. Maintenance revenues are recognized ratably over the term of the maintenance period, which is typically one to three years.

      Cash and Cash Equivalents: The Company participates in Spectra-Physics AB's centralized cash management system that invests excess cash in marketable securities, with maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value because of the short maturity of these investments.

      Accounts Receivable: Accounts receivable are stated at face value, less an allowance for uncollectible accounts.

      Inventories: Inventories are stated at the lower of cost (first-in, first-out basis) or market.

      Property,Plant and Equipment: Property, plant and equipment is recorded at cost. Depreciation and amortization is provided on a straight-line basis over the following estimated useful lives:

            Buildings and improvements ....................     10 to 45 years
            Machinery and equipment .......................       3 to 8 years
            Leasehold improvements (limited to
            terms of the leases) ..........................      5 to 10 years

      Intangible Assets: In 1995, the Company elected adoption of the accounting provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This Standard requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No adjustments were necessary to implement this Standard.

      Intangibles resulting from business acquisitions represent goodwill, covenants not to compete and purchased technologies, and are being amortized on the straight-line method over their estimated useful lives of 5 years. When factors indicate that these intangibles should be evaluated for possible impairment, the Company uses an estimate of the acquired business' undiscounted future cash flows expected to result from the use of the intangibles and its eventual disposition in measuring whether the intangibles are recoverable. Other intangibles, which consist of patents, licenses and trademarks, including costs incurred in connection with the protection of patents, are generally amortized over their estimated useful lives of 5 to 10 years, using the straight-fine method.

Continued

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

2.    Summary of Significant Accounting Policies, Continued.

      Investment in Minority-Owned Company: The Company owns 11% of the equity of Catalina Electronic Clearing Systems, Inc. (CECS) and accounts for it on the cost method. CECS has been a development stage company incurring recurring losses. When factors indicate that the Company's investment in CECS should be evaluated for possible impairment, the Company uses an estimate of CECS's expected undiscounted future cash flows and its eventual disposition in measuring whether the investment in CECS is recoverable. In each year through 1995, the Company has written down its investment to zero as the Company believes its value has been impaired.

      Software Development Costs: The Company capitalizes costs incurred for internally developed product software where economic and technological feasibility has been established and for qualifying purchased product software. Generally, software development costs incurred subsequent to achieving economic and technological feasibility using a working model have not been material. Accordingly, no software development costs were capitalized.

      Research and Development Expenses: The Company expenses all research and development costs as incurred.

      Income Taxes: The Company uses the liability method to record deferred tax assets and liabilities based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

      The Company has historically been included in the consolidated federal and state income tax returns of Spectra-Physics, Inc. The income tax benefit reflected in the accompanying combined financial statements represents the Company's share of Spectra-Physics, Inc.'s income tax provision which is intended to approximate the benefit which would have been recognized had the Company filed separate income tax returns.

      Domestic income taxes have been treated as if settled immediately through an adjustment to Spectra-Physics AB's investment in the Company. The current deferred income tax asset and the deferred income tax liability have been determined on a stand-alone basis. Provision is made for U.S. income taxes on undistributed earnings of foreign entities, unless such earnings are considered indefinitely reinvested.

      Forward Foreign Exchange Contracts: The Company may occasionally enter into forward foreign exchange contracts as a hedge against currency fluctuations relating to net foreign transactions and commitments denominated in foreign currencies. Gains and losses on forward contracts are deferred and offset against foreign exchange gains or losses on the underlying hedged items.

Continued

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

2.    Summary of Significant Accounting Policies, Continued:

      Foreign Currency Translation: The Company's foreign subsidiaries' accounts are measured using local currency as the functional currency. Assets and liabilities are translated at the exchange rate in effect at year end. Revenues and expenses are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from differences in exchange rates from period to period are included in the cumulative adjustment account in Spectra-Physics AB's investment, net of related deferred income taxes.

      Product Warranty: The Company's products typically have a warranty period of 12 months. Estimated warranty costs are accrued at the time of sale of the warranted products. The Company maintains an accrual for warranty claims and adjusts this accrual periodically based on historical experience and known warranty claims.

      Spectra-Physics AB's Investment: Spectra-Physics AB's investment reflects the historical activity between the Company and Spectra-Physics AB and the Company's cumulative results of operations. Transactions with Spectra-Physics AB are reflected as though they were settled immediately as an addition to or reduction of Spectra-Physics AB's investment, and there are no significant amounts due to or from Spectra-Physics AB at the end of any period, except as described in Notes 3 and 8.

      Accounting  Standards  Pronouncements:  In  October  1995,  the  Financial
      Accounting Standards Board adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", which is effective for fiscal years beginning after December 15, 1995. The Standard requires the Company either to adopt a fair value based method of accounting for compensation cost related to stock options in the income statement or to continue using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees". If the Company opts not to use the fair value based method of accounting, pro forma disclosures will need to be reported in the notes to the financial statements. The Company currently does not plan to adopt the fair value based method provisions of SFAS No. 123.

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

3.    Acquisition of TxCom:

      Effective July 1, 1995, the Company entered into an agreement to purchase all of the outstanding shares of TxCom over a four-year period and purchased 60% of the outstanding shares as of that date. TxCom manufactures and sells wireless radio frequency systems for material movement and inventory control applications. The acquisition was accounted for using the purchase method. Accordingly, the purchase price, net of cash acquired of $2,367, was allocated to assets and liabilities acquired based upon their fair values. The results of operations of TxCom are included in the 1995 combined statement of operations since the date of acquisition. The total cost in excess of net assets acquired was allocated based upon the present value of estimated future cash flows expected to result from the use of certain assets to purchased technology of $1,273, in-process technology of $963 and goodwill of $760. Purchased technology and goodwill are being amortized over the estimated useful life of five years. In the third quarter of 1995, the Company incurred a one-time noncash charge to operations of $863 for the write-off of in-process technology, because the technological feasibility of the in-process technology acquired had not been established and there was no alternative future use. An additional 12% of the shares of TxCom were acquired on February 9, 1996 for approximately $1.8 million. The remaining 28% of the shares will be acquired in increments of 10%, 10% and 8% in January 1997, 1999 and 1999, respectively, at purchase prices based, in general, on TxCom's operating earnings during certain measuring periods.

      The following unaudited pro forma summary presents information as if the acquisition had occurred at the beginning of each fiscal year. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

            Year ended December 31, 1995:
                  Net sales ....................................      $103,749
                  Net loss .....................................        (9,806)

            Year ended December 31, 1994:
                  Net sales ....................................        91,925
                  Net loss .....................................       (18,385)

      On December 22, 1995, TxCom loaned Spectra-Physics approximately $1,642 at an interest rate of 5.75% to be paid on March 28, 1996.

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

4.    Inventories:

Inventories consist of the following:

                                                            1994       1995
                                                            ----       ----
Raw materials .......................................     $3,905     $4,057
Work-in-process .....................................      1,817      1,545
Finished goods ......................................      1,502      3,089
                                                          ------     ------
                                                          $7,224     $8,691

5.    Property, Plant and Equipment:
                                                            1994       1995
                                                            ----       ----
Land ................................................     $  848     $  928
Building and improvements ...........................     10,304     10,707
Machinery and equipment .............................     25,042     28,231
                                                          ------     ------
                                                          36,194     39,866
Less accumulated depreciation .......................    (20,460)   (24,384)
                                                        --------   --------
                                                         $15,734    $15,482



6.    Intangible Assets:

                                                            1994       1995
                                                            ----       ----
Intangibles as a result of business acquisitions:
      Goodwill .................................         $71,656    $72,416
      Purchased technology .....................          28,662     29,935
      Covenant not-to-compete ..................          20,000     20,000
                                                          ------     ------
                                                         120,318    122,351
Other intangibles:
      Patents, trademarks and licenses .........           2,297      2,268
                                                           -----      -----
                                                         122,615    124,619
Less accumulated amortization ..................        (104,047)  (122,352)
                                                       ---------  ---------
                                                       $  18,568  $   2,267
                                                       =========  =========

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

6.    Intangible Assets, Continued.

      Excess of Purchase Price: Intangibles resulting from business acquisitions relate to the allocation of the purchase price resulting from the 1990 acquisition of the Company by Spectra-Physics AB (see Note 1) and the 1995 acquisition of TxCom by the Company (see Note 3). A summary of the purchase price allocation of the 1990 acquisition of the Company by Spectra-Physics AB as of July 1990 is as follows:

            Purchased technology ....................................  $28,662
            In-process technology ...................................   15,147
            Covenant-not-to-compete .................................   20,000
            Goodwill ................................................   71,656
                                                                       -------
                                                                       135,465
            Tangible assets acquired, net of liabilities assumed ....   21,900
            Deferred income tax liability ...........................  (11,465)
                                                                       -------
            Total purchase price .................................... $145,900

      The purchase price in excess of net tangible assets acquired was amortized using the straight-line method over the estimated useful lives of five years, except for in-process technology acquired which was written off in July 1990 as its technological feasibility had not yet been established and there was no alternative future use. Accumulated amortization related to the 1990 acquisition was approximately $102,270 and $120,318 at December 31, 1994 and 1995, respectively. As of September 1995, the total purchase price in excess of net tangible assets acquired was fully amortized.

      The deferred tax liability of $11,465 arose as a result of the difference between the bases of the purchased technology for financial reporting and tax purposes at the date of acquisition.


7.    Accounts Payable and Accrued Liabilities:

                                                           1994       1995
                                                           ----       ----
Accounts payable .....................................  $ 6,822    $ 6,697
Accrued payroll and related employee benefits ........    2,514      4,667
Warranty accrual .....................................      540        984
Other accrued expenses ...............................      277        314
                                                         ------    -------
                                                        $10,153    $12,662

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

8.    Long-term Debt:

      Long-term debt consists of the following:

                                                         1994       1995
                                                         ----       ----
     Industrial Development Bonds, interest payable
     January 1 and July 1, at varying interest rates
     from 6.8% to 7.2% (notes are collateralized by
     certain property and equipment of the Company),
     which have been assumed by the Company from
     Spectra-Physics, Inc. .........................   $4,400     $4,100
     Less current portion ..........................     (300)      (300)
                                                       -------   -------
                                                      $ 4,100    $ 3,800
                                                       =======   =======



      The minimum annual maturities of long-term debt at December 31, 1995 are as follows:

            1996 ......................     $  300
            1997 ......................        300
            1993 ......................        300
            1999 ......................        300
            Thereafter ................      2,900
                                            ------
                                            $4,100
                                            ======

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

9.    Income Taxes:

      Income tax benefit (expense) consisted of the following:

                                              Year Ended December 31
                                        -----------------------------------
                                           1993      1994        1995
                                           ----      ----        ----
Current:
      Federal .......................    $1,667         0     $(2,663)
      State .........................         0         0        (606)
      Foreign .......................    (1,040)    $(498)     (1,022)
                                         -------    ------    -------
            Total current ...........       627      (498)     (4,291)
                                         -------    ------    -------
Deferred:
      Federal .......................     2,568     2,641       1,289
      State .........................       736       223          61
                                          -----     -----       -----
            Total deferred ..........     3,304     2,864       1,350
                                          -----     -----       -----
Benefit of loss carryforwards                 0         0         916
                                                                -----
            Income tax benefit (expense) $3,931    $2,366     $(2,025)
                                         ======    ======     ========



      The temporary differences and net operating losses that generate deterred tax assets and liabilities included in the combined balance sheets are as follows:

                                                              December 31
                                                       -------------------------
                                                          1994       1995
Assets:
      Inventories ....................................  $  506     $  489
      Allowance for doubtful accounts receivable .....      55         55
      Accrued vacation ...............................     284        334
      Warranty provision .............................     211        381
      Other provisions ...............................     334        305
      Deferred revenue ...............................     319        381
      Equity losses from minority-owned company ......     167        293
      Net operating loss carryforwards ...............     916          0
                                                         -----      -----
            Total deferred tax assets ................   2,792      2,238
                                                         -----      -----
Liabilities:
      Accumulated depreciation .......................  (1,628)    (1,495)
      Purchased technology ...........................  (1,720)      (428)
                                                        -------    -------
            Total deferred tax liabilities ...........  (3,348)    (1,953)
                                                        -------    -------
            Net deferred tax asset (liability) .......  $ (556)   $   285
                                                        =========  =======

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

9.    Income Taxes, Continued:

      The effective tax rate of the income tax benefit (expense) varies from the federal statutory rate. The reasons for the variances are as follows:

                                                1993      1994      1995
                                                ----      ----      ----
Tax benefit at statutory rate ...............   34.0%     34.0%     34.0%
State income taxes, net of federal benefit ..    3.1       1.7      (4.1)
Amortization and write-off of cost in excess
of net assets acquired (nondeductible items).  (20.4)    (25.0)    (56.0)
Tax exempt Foreign Sales Corporation income .    0          .8       2.5
Foreign tax in excess of domestic rate ......    0         (.1)     (3.9)
Other .......................................    (.2)       .5       1.4
                                                ----      ----      -----
                                                16.5%     11.9%    (26.1%)
                                                =====     =====    =======


10.   Other Expense, Net:

      Other expense, net consists of the following:

                                                1993      1994      1995
                                                ----      ----      ----
Interest expense ...........................    $313      $313      $304
Foreign exchange loss ......................     128       796       573
Minimum royalties paid under
  settlement of litigation .................       0       500         0
Write-off of investment in CECS ............      61       379       330
Other ......................................       0        64      (135)
                                                ----      ----     -----
      Total ................................    $502    $2,052    $1,072
                                                ====    ======    ======

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

11.   Commitments and Contingencies:

      Royalty Agreements: The Company has entered into several royalty agreements to obtain licenses of certain patents. Royalty expense under these agreements was $701, $1,107, and $855 in 1993, 1994 and 1995,
      respectively. In 1994, the Company entered into an agreement settling patent litigation brought by another manufacturer, which gives the Company future rights to use certain manufacturing technology. The minimum royalty liability was $500, which was paid and included in other expense in 1994. Under the agreement, the Company will pay royalties not to exceed an additional $1 million. Royalties due are first credited against the $500 payment. In 1995, the Company applied approximately $80 in royalty costs against the prepayment.

      Patent Litigation: The Company is currently a defendant in a patent infringement lawsuit filed against it by PSC, Inc. (PSC) alleging that the Company is infringing a PSC patent for an optical scanning device for detecting bar codes. The Company maintains that PSC's patent is invalid, that the Company has not infringed the patent, or both. In addition, the Company is currently involved in other matters of litigation arising from the normal course of business. Management is of the opinion that such litigation will not have a material adverse effect on the Company's combined financial position or results of operations.


12.   Benefit Plans:

      Savings Plus Plan: The Company sponsors a Savings Plus Plan (the 401(k) plan) for all U.S. employees meeting certain service requirements. The Company may make contributions to the 401(k) plan each year that match in whole or in part the pre-tax contributions that employees make to the 401(k) plan. The Company's contributions for 1993, 1994 and 1995 were $336, $300 and $328, respectively.

      Incentive Compensation: The Company has two incentive plans. The first plan allows for payment of cash awards to management and key employees based upon achievement of annual financial performance goals or other by the Company. The Company recognized expenses relating to this plan of $49, $112 and $611 in 1993, 1994 and 1995, respectively. The second plan allows for payments of cash awards to substantially all employees based upon improvement in the Company's earnings over a three-year period. The Company recognized expenses related to this plan of approximately $-O-, $178 and $489 in 1993, 1994 and 1995, respectively.

The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

13.   Operations by Geographic Area:

      The Company is engaged in one industry segment, specifically, the design, manufacture and marketing of bar code scanners, wireless radio frequency systems and retail automation systems. Operations are summarized below by geographic area. The Company's operations in Western Europe generally consist of selling and performing field service maintenance on products designed and manufactured primarily in the United States, and the activities of TxCom.

                              North
                             America    Europe     Other    Elimination     Total
                             -------    ------     -----    -----------     -----
1995
- ----
Income Statement
      Net sales              $43,580    $40,713    $17,334          0       $101,627
      Loss from operations    (3,126)    (1,991)    (1,154)         0         (6,271)

Balance Sheet
      Identifiable assets    $33,937    $13,874     $2,441    $(3,627)       $46,625

1994
- ----
Income Statement
      Net sales              $38,924    $32,942    $16,468          0        $88,334
      Loss from operations    (7,222)    (7,806)    (2,812)         0        (17,840)

Balance Sheet
      Identifiable assets    $52,589     $6,856     $2,812    $(2,946)       $59,311

1993
- ----
Income Statement
      Net sales              $42,195    $26,710    $10,550          0        $79,455
      Loss from operations   (10,330)    (7,870)    (5,152)         0        (23,352)

Balance Sheet
      Identifiable assets    $71,982     $2,225     $4,606    $(2,358)       $76,455



The Data Capture Group of Spectra-Physics AB
Notes to Combined Financial Statements, Continued
(Amounts in thousands)

14.   Financial Instruments:

      Forward Exchange Contracts: The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Periodically, the Company enters into foreign currency forward exchange contracts to hedge a portion of its anticipated foreign currency sales transactions. The effect of this practice is to minimize the impact of foreign exchange rate movements on the Company's operating results.

      As of December 31, 1995, the Company had no forward exchange contracts outstanding. The forward exchange contracts generally have maturities that do not exceed 12 months and require the Company to exchange foreign currencies for U.S. dollars at maturity, at rates agreed to at inception of the contracts.

      The Company controls the credit risks associated with Foreign currency transactions through approvals and centralized monitoring procedures but does not normally require collateral or other security from the parties to the financial instruments.

      Fair Value of Financial Instruments: In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures about Fair Value of Financial Instruments". SFAS 107 requires disclosures of the estimated fair value of all financial instruments other than specified items such as lease contracts, subsidiary and affiliate investments and employers' pension and benefit obligations.

      The following methods and assumptions were used by management to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value. The resulting estimates of fair value require subjective judgments and are approximate. Changes in the following methodologies and assumptions could significantly affect the estimates.

      o Cash and Cash Equivalents: The carrying amounts reflected in the combined financial statements are reasonable estimates of fair value

      o Note Receivable: The fair value of note receivable is estimated by discounting the future cash flows using the current rates at which a similar note receivable would be made to borrowers with similar credit ratings and for the same maturities.

      o Long-term Debt and Current Portion of Long-term Debt: The estimated fair values of these financial instruments set forth below were determined by estimating future cash flows on a borrowing-by-borrowing basis and discounting these future cash flows using the Company's incremental borrowing rates for similar types of borrowing arrangements.

                                                               1995
                                                   ----------------------------
                                                      Carrying    Estimated
                                                       Amount     Fair Value
                                                       -------    ----------
Cash and cash equivalents ...........................  $3,922      $3,922
Note receivable .....................................   1,642       1,642
Long-term debt ......................................   4,100       3,650

                      PRO FORMA CONSOLIDATED FINANCIAL DATA
                                   (UNAUDITED)

The following pro forma financial data of PSC Inc.(the Company) consists of (i) a pro forma consolidated balance sheet as of June 30, 1996, (ii) a pro forma consolidated statement of operations for the year ended December 31, 1995 and
(iii) a pro forma consolidated statement of operations for the six months ended June 30, 1996, collectively the pro forma statements.

The pro forma balance sheet as of June 30, 1996 combines the balance sheet of the Company as of June 30, 1996 and the balance sheet of the Data Capture Group of Spectra-Physics AB (Spectra) as of June 30, 1996 as adjusted for the acquisition on July 12, 1996 by the Company of certain of the assets and liabilities of Spectra. The pro forma balance sheet is presented as if the acquisition was consummated on June 30, 1996.

The unaudited pro forma consolidated statement of operations combines the historical consolidated statement of operations of the Company for the year ended December 31, 1995 and for the six months ended June 30, 1996 and the consolidated statement of operations of the Spectra for the year ended December 31, 1995 and for the six months ended June 30, 1996, as adjusted for the acquisition on July 12, 1996 by the Company of certain of the assets and liabilities of Spectra. The pro forma statement of operations is presented as if the acquisition was consummated on January 1, 1995.

The pro forma statement of operations should be read in conjunction with the separate historical financial statements of Spectra and related notes, included herein and the historical consolidated financial statements of the Company, the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 1995. The pro forma statements are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The pro forma statements do not purport to represent what the Company's financial position or results of operations would actually have been if the acquisition of Spectra had occurred at the beginning of the period indicated or project the Company's financial position or results of operations at any future date or for any future period.

                  The Data Capture Group of Spectra-Physics AB
                        Combined Statement of Operations
                          (Unaudited) - (in thousands)


                                                             Six Months Ended
                                                                 June 30
                                                          ---------------------
                                                              1996         1995
                                                          --------     --------
Net Sales ...........................................     $ 60,953     $ 47,182
Cost of Sales .......................................       33,451       29,531
                                                          --------     --------
      Gross Profit ..................................       27,502       17,651
Operating Expenses:
      Engineering, Research & Development ...........        4,328        3,621
      Selling, General and Administrative ...........       11,672        9,279
      Amortization of Acquisition
        Related Intangibles .........................          315       12,032
      Write-off of In-process Technology ............          464            0
      Corporate Overhead Allocation .................            0          163
                                                          --------     --------
      Income from operations ........................       10,723       (7,444)
Interest and other income/(expense), net ............           32         (481)
                                                          --------     --------
      Income/(Loss) before provision for
         (benefit from) income taxes ................       10,755       (7,925)
Income Tax Provision (Benefit) ......................        4,087       (3,012)
                                                          --------     --------
Net Income ..........................................     $  6,668     ($ 4,914)
                                                          ========      ========

Notes:

The accompanying consolidated financial statements have been prepared by the Data Capture Group of Spectra-Physics AB without audit. In the opinion of management, these financial statements include all adjustments necessary to present fairly the Data Capture Group of Spectra-Physics AB's financial position as of June 30, 1996, and the results of operations for the six months ended June 30, 1996 and 1995. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this report.



                          PSC Inc. and Subsidiaries
               and The Data Capture Group of Spectra-Physics AB
       1995 Fiscal Year Pro Forma Consolidated Statement of Operations
             (Unaudited) - (in thousands, except per share data)

                                                          Pro Forma
                                                         Adjustments
                                                          for the
                                  Company    Spectra     Acquisition Consolidated
                                  ---------  ---------   ---------   ----------
Net Sales .......................  $87,516   $101,627           0     $189,143
Cost of Sales ...................   50,634     60,188           0      110,822
                                  ---------  ---------   ---------   ----------
     Gross Profit ...............   36,882     41,439           0       78,321
Operating
Expenses:
     Engineering, Research &
     Development ................    4,962      7,856           0       12,818
     Selling, General and
     Administrative .............   23,901     20,415           0       44,316
     Amortization of Acquisition
     Related Intangibles ........        0     18,249     (12,162)1      6,087
     Write-off of In-process
        Technology ..............        0        863      60,100 2     60,963
     Corporate Overhead
     Allocation ................         0        327        (327)3          0
                                  ---------  ---------   ---------   ----------
     Income/(Loss) from
     operations ................     8,019     (6,271)    (47,611)     (45,863)
Interest and other
income/(expense), net ..........       676     (1,483)    (11,528)4    (12,335)
                                  ---------  ---------   ---------   ----------
     Income/(Loss) before
     provision for (benefit from)
       income taxes.............     8,695     (7,754)    (59,139)     (58,198)
Income Tax Provision ...........     3,246      2,025         365 5      5,636
                                  ---------  ---------   ---------   ----------
Net Income (Loss) ..............    $5,449   ($9,779)    ($59,504)    ($63,834)
                                  =========  =========   =========   ==========

Net Income (Loss) per Common and
    Common Equivalent Share ....      0.54         0            0       (5.69)

Weighted Average Number of
Common and Common Equivalent
Shares Outstanding .............    10,013         0            0       11,216



Notes to Unaudited Pro Forma Statement of Operations
- ----------------------------------------------------

  1 Reflects the elimination of Spectra-Physics' amortization of acquisition related intangibles of $18,048 and reflects the increase in amortization expense of $5,886 relating to the Spectra-Physics' acquisition. The intangible asset has been recorded at its estimated fair market value and amortized using the Company's amortization method over 10 years, the current estimated useful life.

  2 Reflects the elimination of acquired in-process R&D costs written off at the date of acquisition.

  3 Reflects the elimination of Spectra-Physics' corporate overhead allocation of $327.

  4 Reflects the elimination of Spectra-Physics' interest expense of $302 and reflects the increase in interest expense of $11,830 relating to the debt incurred to finance the Spectra-Physics' acquisition. Interest expense was calculated using an assumed average interest rate of 9.4% per annum.

  5 Reflects the additional tax expense calculated using a combined federal and state income tax rate of 38%. Assumes no tax benefit for the write-off of in-process technology.



                            PSC Inc. and Subsidiaries
                and The Data Capture Group of Spectra-Physics AB
  Six Months Ended June 30, 1996 Pro Forma Consolidated Statement of Operations
               (Unaudited) - (in thousands, except per share data)
                                                       Pro Forma
                                                       Adjustments
                                                        for the
                                    Company   Spectra  Acquisition  Consolidated
                                    --------- -------- ----------   ----------
Net Sales ........................   $43,551  $60,953          0     $104,504
Cost of Sales ....................    25,831   33,451          0       59,282
                                    --------- -------- ----------   ----------
      Gross Profit ...............    17,720   27,502          0       45,222
Operating Expenses:
      Engineering, Research &
      Development ................     3,391    4,328          0        7,719
      Selling, General and
      Administrative .............    13,472   11,672          0       25,144
      Amortization of Acquisition
      Related Intangibles ........         0      315      2,335  1     2,650
      Write-off of In-process
      Technology .................         0      464          0          464
                                    --------- -------- ----------   ----------
      Income from operations .....       857   10,723    (2,335)        9,245
Interest and other
income/(expense), net ............       169       32    (5,962)  2    (5,761)
                                    --------- -------- ----------   ----------
      Income/(Loss) before
          provision for (benefit
          from) income taxes .....     1,026   10,755    (8,297)        3,484
Income Tax Provision (Benefit) ...       380    4,087    (3,153)  3     1,314
                                    --------- -------- ----------   ----------
Net Income .......................      $646   $6,668   ($5,144)       $2,170
                                    ========= ======== ==========   ==========

Net Income per Common and Common
      Equivalent Share ...........      0.06        0         0          0.19
Weighted Average Number of Common
      and Common Equivalent Shares
      Outstanding ................    10,412        0         0        11,440


Notes to Unaudited Pro Forma Statement of Operations
- ----------------------------------------------------

   1 Reflects the elimination of Spectra-Physics' amortization of acquisition related intangibles of $608 and reflects the increase in amortization expense of $2,943 relating to the Spectra-Physics' acquisition. The intangible asset has been recorded at its estimated fair market value and amortized using the Company's amortization method over 10 years, the current estimated useful life.

   2 Reflects the elimination of Spectra-Physics' interest income of $296 and reflects the increase in interest expense of $5,666 relating to the debt incurred to finance the Spectra-Physics' acquisition. Interest expense was calculated using an assumed average interest rate of 9.4% per annum.

   3 Reflects the additional tax expense calculated using a combined federal and state income tax rate of 38%.


                            PSC Inc. and Subsidiaries
                and The Data Capture Group of Spectra-Physics AB
               June 30, 1996 Pro Forma Consolidated Balance Sheet
               (Unaudited) - (in thousands, except per share data)

                                                                Pro Forma
                                                               Adjustments
                                                                 for the
                                       Company    Spectra       Acquisition   Consolidated
                                       -------    -------       -----------   ------------
ASSETS
CURRENT ASSETS
   Cash and short-term investments
   Accounts ........................  $  8,782   $       0       $  (5,010) 1  $    3,772
   Accounts receivable, net.........    15,213      15,781               0         30,994
   Inventories, net ................    12,320       8,672               0         20,992
   Prepaid expenses and other ......     2,633       1,879          (2,028) 1       2,484
                                     ---------- ------------      ----------     ----------
      TOTAL CURRENT ASSETS .........    38,948      26,332          (7,038)        58,242

PROPERTY, PLANT AND EQUIPMENT, net..    21,772      15,487               0         37,259

DEFERRED TAX ASSETS ................     1,410           0               0          1,410

INTANGIBLE AND OTHER ASSETS, net ...    10,888       2,850          58,859  2      72,597
                                    ---------- ------------       --------       ----------

TOTAL ASSETS ....................... $  73,018   $  44,669       $  51,821     $  169,508
                                    ========== ============      =========       ==========

LIABILITIES AND SHAREHOLDERS'
EQUITY

CURRENT LIABILITIES
   Current portion of long-term
   debt ........................... $   141    $      0         $   5,125  3   $    5,266
   Accounts payable ...............  10,478       5,831                 0          16,309
   Accrued expenses ...............   5,843       6,653             8,098  4       20,594
   Accrued payroll and commissions.     589           0                 0             589
   Accrued acquisition related
   restructuring costs ............     257           0                 0             257
                                    ---------- ------------        --------      ----------
      TOTAL CURRENT LIABILITIES ...  17,308      12,484            13,223          43,015


LONG-TERM DEBT ....................     454           0           122,375  3      122,829

OTHER LONG-TERM LIABILITIES .......     609       1,348                 0           1,957

SHAREHOLDERS' EQUITY
   Preferred shares, par value $.01       0           0                0                0
   Common shares, par value $.01 ..     100         188             (178)  5,6        110
   Additional paid-in capital .....  46,578      22,813          (15,823)  5,6     53,568
   Retained  earnings/(deficit)....   8,194       7,727          (67,667)  6,7    (51,746)
   Cumulative translation adjustment     12         109             (109)  6           12

   Less:  treasury stock ..........    (237)          0                0             (237)
                                    ---------- ------------      --------        ----------
      TOTAL SHAREHOLDERS' EQUITY ..  54,647      30,837          (83,777)           1,707
                                    ---------- ------------      --------        ----------

TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY ......................... $73,018    $44,669          $ 51,821       $  169,508

                                    ========== ============     ========        ==========

Notes to Unaudited Pro Forma Balance Sheet
- ------------------------------------------

  1 Reflects cash paid by the Company to fund a portion of the purchase price and acquisition related closing expenses.

  2 Reflects the excess of the purchase price paid over the fair market value of the assets acquired.

  3   Reflects the debt incurred to fund a portion of the purchase price.

  4 Reflects accrued expenses for liabilities and acquisition related closing expenses.

  5 Reflects the common shares issued to fund a portion of the purchase price, with a par value of $10 and paid-in capital of $6,990.

  6   Reflects the elimination of the shareholders' equity of Spectra-Physics.

  7   Reflects the write-off of the acquired in-process R&D of $60,100.